FOR IMMEDIATE RELEASE


                     Pennsylvania Commerce Bancorp Announces
                        Amendment to Stock Purchase Plan

EAST PENNSBORO TWP., PA (May 21, 2004)-- Pennsylvania Commerce Bancorp Inc. (NASDAQ: COBH), parent company of Commerce Bank/Harrisburg, NA, today announced that its Board of Directors has amended the Company's Dividend Reinvestment and Stock Purchase Plan to allow shareholders to make purchases monthly effective June 1, 2004. Purchases previously were permitted quarterly.

Through the plan, shareholders will be able to make voluntary cash payments of up to $5,000 per month to purchase additional common shares at a 3 percent discount from the market price and without brokerage fees, commissions or service charges.

The Company plans to mail updated prospectuses to all shareholders in early June. Brokers and custodians who hold the stock for clients may receive a plan prospectus and enrollment card by calling Shareholder Relations at (717) 972-2879.

Commerce Bank/Harrisburg opened its first office in Camp Hill, PA, in June of 1985. In the 19 years since, the Bank has cultivated a unique retail model that has produced dynamic growth. The Bank has doubled its number of branches in Pennsylvania in recent years, growing a network of 23 stores in Berks, Cumberland, Dauphin, Lebanon and York counties.

Commerce's hallmark products and services include seven-day branch banking, totally free checking, no-fee instant-issue ATM/Visa check card, free interactive Penny Arcade coin-counting machines, America's Best Online Banking and 24/7 Bank-by-Phone.

A subsidiary of Pennsylvania Commerce Bancorp Inc., Commerce Bank/Harrisburg currently has assets exceeding $1.1 billion and is working toward an asset goal of $2 billion and a branch network of 36 offices by 2006. Pennsylvania Commerce Bancorp shares the Commerce brand with the Commerce Bancorp Inc. (NYSE: CBH) network of banks headquartered in Cherry Hill, NJ.

For more information about Commerce Bank/Harrisburg, please visit the bank's web site at commercepc.com.

                                      # # #

This press release contains forward-looking statements concerning future events. Actual results could differ materially due to the following risks and uncertainties -- deteriorating economic conditions; increased competition; interest rate movements; market volatility in the securities markets; legislative or regulatory developments; merger-related synergies, savings and integration issues; technological changes; and other risks and uncertainties discussed in the company's reports filed from time to time with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on these statements. The Company undertakes no obligation to publicly release or update any of these statements.